Exhibit (E)(18)

SECURED PROMISSORY NOTE

$1,390,000.00	May 6, 2004

     THIS PROMISSORY NOTE (the “Note”) is entered into between VLZ Development, LLC, a Colorado limited liability company (“Maker”) and CURCI INVESTMENTS, LLC, a California limited liability company (“Payee”), as of the date written above with respect to the following facts:

     A.      On December 3, 1998, CALPROP CORPORATION, a California Corporation, (“Calprop”) executed a promissory note (the “Original Note”) in the original principal amount of Two Million Three Hundred Fifty Thousand and 00/100 Dollars ($2,350,000.00) in favor of CURCI-TURNER COMPANY, a California general partnership (the “Original Payee”).

     B.      On May 24, 1999, COLORADO PACIFIC HOMES, INC., a Colorado Corporation (“CPH”), executed a guaranty to secure the obligation under the Original Note (the “Original Guaranty”), which was amended and restated on December 22, 2003.

     C.      Concurrently with the execution of the Original Guaranty, and to collateralize the Original Guaranty, CPH executed a deed of trust (the “Original Deed of Trust”) in favor of the Original Payee; the Original Deed of Trust granted to Original Payee a security interest in the real property described in the Original Deed of Trust.

     D.      Effective September 1, 1999, the CURCI-TURNER COMPANY, a California general partnership was merged into and became part of CURCI-TURNER COMPANY, a California limited liability company (the “LLC”).

     E.      On June 19, 2002, the Original Note was amended by Amendment No. One (1) to extend the maturity date to July 31, 2003.

     F.      On July 19, 2003, the Original Note was further amended by Amendment No. Two (2) to extend the maturity date to January 28, 2004.

     G.      On December 22, 2003, Calprop and the LLC executed that certain Amendment No. Three (3) to the Original Note to provide for a loan of additional funds in the amount of One Million Nine Hundred Thousand and 00/100 Dollars ($1,900,000.00) from Original Payee to Calprop, and extended the maturity date to June 30, 2004. Concurrently therewith, that certain First Modification to the Original Deed of Trust (“First Modification”) was executed.

     H.      On December 24, 2003 the LLC assigned its interest in the Original Deed of Trust, as modified by the First Modification thereto, to CURCI INVESTMENTS, LLC, a California limited liability company.

     I.      CPH, concurrently with the execution of this Note, is selling specific lots to Maker, as evidenced by that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions.

     J.      As consideration for the purchase price, Maker is assuming part of the debt under the Original Note, as amended thereafter.

     K.      Concurrently with the execution of this Note, a Second Modification of the Original Deed of Trust (the “Second Modification”) is being executed to release Calprop and its property from the Original Deed of Trust, as modified thereafter.

     NOW, THEREFORE, and FOR VALUE RECEIVED, Maker promises to pay to Holder, the sum of One Million Three Hundred Ninety Thousand and 00/100 Dollars ($1,390,000.00) together with interest commencing May 6, 2004, until paid, at the rate of Twelve Percent (12%) per annum (the “Interest Rate”), calculated on a daily basis using a 365 day year.

     Except as otherwise provided herein, any and all unpaid principal, together with and all unpaid interest accrued thereon, shall be due and payable on December 31, 2005 (the “Maturity Date”). Maker reserves the right at any time to prepay all or any part of the principal balance on this Note, without penalty. Any installment shall be credited first on interest then due and the remainder on principal. Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment when due, the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note. Maker agrees to pay a late charge of six percent (6%) of any installment of interest or principal not paid within ten (10) days of when due. Should suit be commenced or an attorney employed to enforce the payment of this note, the undersigned agrees to pay such additional sum as the court may adjudge reasonable as attorney’s fees. Principal and interest is payable in lawful money of the United States of America.

     This Note shall be guarantied by VICTOR ZACCAGLIN, as Trustee of the Victor and Hannah Zaccaglin Trust, dated March 20, 1992, as evidenced by that certain guaranty dated even herewith.

     This Note shall also be secured by the Original Deed of Trust, as modified by the First and Second Modifications thereto.

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Executed this 6th day of May, 2004.

“Maker” VLZ DEVELOPMENT, LLC a Colorado limited liability company
By:	/s/ Victor L. Zaccaglini
Name:	Victor L. Zaccaglini
Its:	Manager